Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION,
September 28, 2007	CONTACT:	John M. Mendez (276) 326-9000
First Community Bancshares, Inc. Acquires North Carolina Insurance Agency
Bluefield, Virginia — First Community Bancshares, Inc. announced today the acquisition of GreenPoint Insurance Group, Inc., a Triad-based North Carolina insurance agency.
GreenPoint is a full-service insurance agency providing a broad range of commercial and personal insurance lines, employee benefits and life and health insurance. First Community Bancshares, Inc. will operate GreenPoint as a wholly-owned subsidiary and will retain the GreenPoint name. Shawn C. Cummings will continue as President of GreenPoint and will be responsible for the operation of the agency. GreenPoint will continue to be headquartered in High Point, NC.
Founded in 2001 by Mr. Cummings, GreenPoint has grown steadily into a leading Triad agency. GreenPoint has offices in the Triad area, Charlotte, and Raleigh. The agency has a diversified customer base and currently manages over $38 million in total premiums. While the majority of GreenPoint’s business is in North Carolina, the agency is also licensed in Virginia, West Virginia and Tennessee where First Community currently operates banking locations.
According to John M. Mendez, President and Chief Executive Officer of First Community Bancshares, Inc., “We are extremely pleased to have the GreenPoint Insurance Group join First Community. The addition of GreenPoint and the ability to offer insurance services complements our banking and wealth management services. With the addition of insurance services through GreenPoint, First Community now provides a full range of financial services including banking, investments, wealth management and Trust.”
Mr. Cummings said, “We believe that the affiliation with First Community will enable us to expand our agency business through the Carolinas and beyond at a much more rapid pace than we could do on our own. I have been very impressed with First Community’s growth in the Winston-Salem and Triad area and management’s dedication to expanding the Company’s financial service offerings. With the team that we have in place at GreenPoint, I believe that we can be a significant contributor to the continued success of First Community. I look forward to taking advantage of the tremendous opportunities afforded by this affiliation with First Community which has already proven itself as a quality provider of financial services.”
First Community Bancshares, Inc. recently reported record second quarter earnings of $7.44 million and record year-to-date earnings of $14.56 million. During the quarter, the Board of Directors declared a dividend of 27 cents, marking the 16th consecutive year of dividend increases to stockholders.
First Community Bancshares, Inc., headquartered in Bluefield, Virginia, is a $2.17 billion financial holding company and is the parent company of First Community Bank, N. A. First Community Bank operates through fifty-six locations and four wealth management offices in the four states of Virginia, West Virginia, North Carolina and Tennessee. First Community Bank offers wealth management services through its Trust & Financial Services Division and Investment Planning Consultants, Inc., a registered investment advisory firm, which offers wealth management and investment advice. The Company’s wealth management group managed assets with a market value of $861 million at June 30, 2007. First Community Bancshares, Inc.’s common stock is traded on the NASDAQ Global Select Market under the symbol, “FCBC”. Additional investor information can be found on the Internet at www.fcbinc.com.
This news release may include forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-K for the most recent year ended. Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements contained within this news release.